Exhibit 99.1

Contango ORE, Inc. Announces Operations Update, Private Placement Results and Quarterly Earnings

HOUSTON--(BUSINESS WIRE)--November 10, 2017--Contango ORE, Inc. (“CORE” or the “Company”) (OTCQB: CTGO) announced today that Peak Gold, LLC, the Company’s joint venture with Royal Alaska, a wholly-owned subsidiary of Royal Gold, Inc. has funded $28.7 million to date of their optional $30 million capital investment in the joint venture with the Phase III 2017 limited drilling program, approximately a year ahead of the original deadline. As per the joint venture agreement, once Royal Alaska has contributed it’s $30 million, the Company will resume paying capital expenditures at its 60% ownership rate and Royal Alaska will pay its 40% share.

The Company also announced today that certain holders of outstanding warrants issued in 2013 have exercised 124,999 warrants resulting in $1.2 million in cash net to the company. The holders of these warrants were offered a 5% discount to early exercise the warrants for cash to provide the company with additional financial flexibility. In unrelated transactions, 260,000 warrants were exercised in a cashless exercise at their original $10 exercise price leaving 196,000 warrants of the Company outstanding. The company has $16.0 million in cash with no debt, which should be sufficient to cover its share of joint venture capital and the Company’s overhead expenses for the foreseeable future.

The Phase III program, completed in mid-October, drilled 8 holes offsetting the previously announced West Peak Extension area, and while 5 of these holes intersected gold bearing intervals, the thickness was not comparable to the Phase II program hole that originally generated the interest in the zone, and future drilling in this immediate area will depend upon final interpretation of the data by the joint venture’s exploration team. Two holes were also drilled near the North Peak area, but assay results have not yet been received for these holes.

The Peak Gold exploration team discovered the North Peak zone in 2015-2016, and followed up with expansion of the Main Peak zone and location of 75,400 acres of State of Alaska mining claims east of the Chief Danny area, referred to as the Noah block . A map depicting the location of the Noah claim block is attached.

As part of our summer exploration program the joint venture conducted a systematic stream sediment sampling program in the Noah block. The sampling identified three areas with anomalous gold or gold/copper stream sediments.

Brad Juneau, the Company’s president said, “The exploration team will continue to focus on identifying additional mineral resources that can add to our already defined mineral resources at Main Peak and North Peak, while advancing our understanding of these gold and gold/copper anomalies in the Noah block. We are encouraged by the Noah block stream sediment sampling results and will see our understanding of this exciting area advancing in the 2018 exploration season.”

The Company also announced that it filed its Form 10-Q for the quarter ended September 30, 2017 with the Securities and Exchange Commission.

The Company reported a net loss of $0.7 million or $0.14 per basic and diluted share for the quarter ended September 30, 2017 compared to a loss of $0.9 million or $0.24 per basic and diluted share for the same period last year.

About CORE

CORE is a Houston-based company that engages in the exploration in Alaska for gold and associated minerals through Peak Gold, LLC, its joint venture company with Royal Gold, Inc. Additional information can be found on our web page at www.contangoore.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements regarding CORE that are intended to be covered by the safe harbor "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995, based on CORE’s current expectations and includes statements regarding future results of operations, quality and nature of the asset base, the assumptions upon which estimates are based and other expectations, beliefs, plans, objectives, assumptions, strategies or statements about future events or performance (often, but not always, using words such as "expects", “projects”, "anticipates", "plans", "estimates", "potential", "possible", "probable", or "intends", or stating that certain actions, events or results "may", "will", "should", or "could" be taken, occur or be achieved). Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties, which could cause actual results to differ materially from those, reflected in the statements. These risks include, but are not limited to: the risks of the exploration and the mining industry (for example, operational risks in exploring for, developing mineral reserves; risks and uncertainties involving geology; the speculative nature of the mining industry; the uncertainty of estimates and projections relating to future production, costs and expenses; the volatility of natural resources prices, including prices of gold and associated minerals; the existence and extent of commercially exploitable minerals in properties acquired by CORE; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; the interpretation of exploration results and the estimation of mineral resources; the loss of key employees or consultants; health, safety and environmental risks and risks related to weather and other natural disasters); uncertainties as to the availability and cost of financing; inability to realize expected value from acquisitions; inability of our management team to execute its plans to meet its goals; and the possibility that government policies may change or governmental approvals may be delayed or withheld, including the inability to obtain any mining permits. Additional information on these and other factors which could affect CORE’s exploration program or financial results are included in CORE’s other reports on file with the Securities and Exchange Commission. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from the projections in the forward-looking statements. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. CORE does not assume any obligation to update forward-looking statements should circumstances or management's estimates or opinions change.

CONTACT:
Contango ORE, Inc.
Brad Juneau, 713-877-1311
www.contangoore.com